Exhibit (d)(9)

COMMITMENT LETTER

                                                                                                                                June 3, 2007

To:    Wengen Alberta, Limited Partnership

Gentlemen:

        Reference is made to the Amended and Restated Agreement and Plan of Merger dated as of the date hereof (as further amended, supplemented, restated or otherwise modified from time to time, the "Agreement") among Laureate Education, Inc., a Maryland corporation (the "Company"), Wengen Alberta, Limited Partnership, an Alberta, Canada limited partnership ("Parent"), and L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent ("L Curve"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement. This letter agreement amends and restates in its entirety the letter agreement dated March 13, 2007 from the undersigned to Parent.

        1.     In the event of the satisfaction or waiver of the conditions precedent to Parent's obligation to consummate the Merger as set forth in Article VIII of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which would be fully satisfied upon the making of such contribution shall be deemed to have been satisfied),

          (a)   each of Jill Becker, Eric Becker and R. Christopher Hoehn-Saric (collectively, the "Undersigned Individuals") agrees that, immediately prior to the Effective Time, he/she will sell to Parent all shares of Common Stock that he/she holds (as set forth on Exhibit A attached to this letter agreement, subject to adjustment to reflect changes in such holdings of Common Stock between the date hereof and the time of such sale) in exchange for a per share amount in cash of $60.50 less any applicable withholding taxes; and

          (b)   R. Christopher Hoehn-Saric ("RCHS"), agrees that, immediately prior to the Effective Time, all options to purchase shares of Common Stock held by him at such time, a schedule of which is set forth on Exhibit A attached to this letter agreement (subject to adjustment in the event that Parent and RCHS consent to the exercise of any portion of such options prior to the Effective Time, the "Cancelled Awards"), will be cancelled. In exchange for the cancellation of the Cancelled Awards, Parent and RCHS understand and agree that (i) Parent shall cause L Curve or the Surviving Corporation to establish a deferred compensation account balance plan, the initial balance of which will be equal to the Award Commitment Amount and the terms of which plan are summarized on Exhibit B attached hereto (the "DCP"), and (ii) Parent shall have the use of RCHS's Award Commitment Amount for general corporate purposes. Parent and RCHS will negotiate in good faith and enter into (or, in the case of Parent, cause the Surviving Corporation to enter into) definitive documentation relating to the DCP on terms consistent with the material terms and conditions of this letter agreement and Exhibit B hereto. RCHS will not exercise any options to purchase shares of Common Stock without Parent's prior written consent.

        "Award Commitment Amount" means an amount equal to the aggregate value of the Cancelled Awards, based on a value of $60.50 per share of Common Stock ($48,622,060 as of the date hereof and based on the information set forth in Exhibit A).

        2.     Each of the Undersigned Individuals understands that he/she will not be under any obligation to take the actions described above in clauses 1 (a) and, solely with respect to RCHS, (c) (except for RCHS's obligation not to exercise any options to purchase shares of Common Stock without Parent's prior written consent) unless and until the conditions precedent to Parent's obligation to consummate the Merger as set forth in Article VIII of the Agreement are satisfied or waived.

        3.     By accepting this letter agreement, Parent agrees to, or, as applicable, agrees to cause the Company or the Surviving Corporation to, (a) after the satisfaction or waiver of the conditions to the

Merger as set forth in Article VIII of the Agreement and immediately prior to the Effective Time, and only if (x) such Undersigned Individual's representations and warranties contained in this letter agreement are true and correct in all material respects (or in the case of the representations and warranties contained in paragraphs 4(c) and 4(d), in all respects) when made and at and as of the Closing Date and (y) such Undersigned Individual has performed in all material respects all of its obligations under this letter agreement required to be performed by such Undersigned Individual on or prior to the Closing Date, purchase from each of the Undersigned Individuals all of his/her shares of Common Stock for a per share amount in cash of $60.50 and (b) subject to the consummation of the Merger, negotiate in good faith and adopt and/or enter into, definitive documents relating to the DCP that will contain terms that are consistent with the material terms and conditions set forth in Exhibit B attached hereto. Parent shall have no obligation to purchase shares of Common Stock from any Undersigned Individual if such purchase would be reasonably expected to violate any applicable federal or state securities laws.

        4.     Each of the Undersigned Individuals hereby represents and warrants, solely with respect to himself/herself, as follows:

          (a)   This letter agreement is a valid and binding obligation of such Undersigned Individual enforceable against such Undersigned Individual in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles or equity.

          (b)   The execution, delivery and performance by such Undersigned Individual of this letter agreement do not and will not (i) require any consent or other action by any Person with respect to, (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under or (iii) result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of such Undersigned Individual, except for such violations, consents, actions, defaults, rights or obligations which would not adversely affect such Undersigned Individual's ability to perform his or her obligations hereunder.

          (c)   Such Undersigned Individual has and will have immediately prior to the Effective Time the rights to sell to Parent his or her shares of Common Stock as set forth on Exhibit A hereto.

          (d)   Such Undersigned Individual is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act of 1933, as amended. Such Undersigned Individual further agrees to furnish any additional information requested by Parent to ensure compliance with applicable Federal, state and non-U.S. securities laws in connection with the purchase and sale of the shares of Common Stock.

          (e)   Such Undersigned Individual agrees and acknowledges that: (i) there are no representations or warranties by the Parent or any other Person relating to Parent or the transactions contemplated hereby other than those expressly set forth in this letter agreement; and (ii) such Undersigned Individual has not relied and will not rely in respect of this letter agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it, other than this letter agreement, including the exhibits hereto. Neither Parent nor any other Person will have or be subject to any liability to such Undersigned Individual or any other Person resulting from the distribution to such Undersigned Individual, or such Undersigned Individual's use of, any information not contained in this letter agreement.

        RCHS further represents and warrants, solely with respect to himself, that he has and will have immediately prior to the Effective Time the right to cancel the Cancelled Awards and, if such awards are not cancelled, would have the right to receive the full amount of the Award Commitment Amount pursuant to the Agreement in connection with such Cancelled Awards.

        5.     This letter agreement, and the obligations of the Undersigned Individuals to sell to Parent their shares of Common Stock and, solely with respect to RCHS, to enter into a new deferred compensation arrangement with respect to the Award Commitment Amount (to the extent required by the terms hereof) will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged) or (b) thirty (30) days following the valid termination of the Agreement in accordance with its terms.

        6.     This letter agreement shall not be assignable by Parent without the prior written consent of each of the Undersigned Individuals, except that Parent may assign this letter agreement, without such prior written consent, to any Person to which Parent assigns any of its rights and obligations under the Agreement. Unless Parent so elects to assign this letter agreement to a Person to which Parent assigns any of its rights and obligations under the Agreement, Parent's obligations and, except with respect to obligations arising pursuant to Section 1(b) hereof, the Undersigned Individuals' obligations pursuant to this letter agreement shall terminate in the event Parent assigns its obligations under the Agreement.

        7.     Notwithstanding any other term or condition of this letter agreement, the liability of each of the Undersigned Individuals shall be limited to a willful and material breach of this letter agreement and under no circumstances shall the maximum liability of any Undersigned Individual for any reason, including his/her respective willful and material breach of any of his/her commitments set forth herein, exceed the value of his/her shares of Common Stock based on the value of $60.50 per share or, solely with respect to RCHS, the combined total of the value of his shares of Common Stock based on the value of $60.50 per share and the Award Commitment Amount. Under no circumstances shall damages include any special, indirect, or consequential damages.

        8.     This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and the Undersigned Individuals, rights or remedies hereunder or in connection herewith. This letter agreement may be executed in counterparts.

        9.     This letter agreement may not be terminated (except as otherwise provided herein) or amended and no provision of this letter agreement may be waived or modified, except by an instrument in writing signed by Parent and each of the Undersigned Individuals affected thereby.

        10.   This letter agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

        11.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        12.   The parties hereto shall keep the existence and terms of this letter agreement confidential, and no party shall, without the prior approval of the other party, make any press release or other announcement concerning the existence or the terms of this letter agreement, except (i) as and to the extent necessary to comply with applicable federal or state laws or is requested or required by any governmental or regulatory authority or stock exchange, (ii) in any suit, action or proceeding relating to this letter agreement or enforcement of rights hereunder, (iii) to the Company and its directors, officers, employees and advisors who agree to keep such information confidential on terms at least as restrictive as those set forth in this paragraph and (iv) to Affiliates of such party and such party's and its Affiliate's respective partners, members, directors, officers, employees, agents, advisors and representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this paragraph.

Very truly yours,
R. Christopher Hoehn-Saric

/s/ R. CHRISTOPHER HOEHN-SARIC
Eric Becker

/s/ ERIC BECKER
Jill Becker

/s/ JILL BECKER

Accepted and Agreed to
as of the date written above

WENGEN ALBERTA, LIMITED PARTNERSHIP

By:	Wengen Investments Limited, its general partner
By:	/s/ JONATHAN SMIDT Name: Jonathan Smidt Title: Director